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                                                                     Exhibit 5.2


                      [Letterhead of Sullivan & Cromwell]


                                                                   July 14, 1998





Iridium World Communications Ltd.,
     Clarendon House,
          Church Street,
               Hamilton HM 11,
                    Bermuda.

Dear Sirs:

                 In connection with the registration under the Securities Act of 1933 (the "Act") of 300,000 Warrants (the "Warrants") of Iridium World Communications Ltd., a Bermuda company (the "Company"), and the 1,560,000 shares of Class A Common Stock, par value $.01 per share, of the Company initially issuable upon exercise of the Warrants (the "Shares") we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our



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Iridium World Communications Ltd.                                            -2-

opinion, the Warrants constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 The foregoing opinion is limited to the Federal laws of the United States and of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Bermuda





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Iridium World Communications Ltd.                                            -3-


law, we have relied upon the opinion, dated 10 July, 1998 of Conyers Dill & Pearman, and our opinion is subject to the same assumptions and limitations with respect to such matters as are contained in such opinion of Conyers Dill & Pearman.

                 Also, we have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Warrant Agreement has been duly authorized, executed and delivered by the Warrant Agent thereunder, an assumption which we have not independently verified.

                 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Warrants and Warrant Shares" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,

                                        /S/SULLIVAN & CROMWELL